Exhibit 99.1



          Kerr-McGee Signs Definitive Agreement to Acquire HS Resources
          -------------------------------------------------------------

     OKLAHOMA CITY (May 14, 2001) - Kerr-McGee Corp. (NYSE: KMG) today announced that it has signed a definitive agreement with HS Resources, Inc. (NYSE: HSE) to acquire all of the outstanding shares of HS Resources in a transaction valued at $1.7 billion, including the assumption of approximately $450 million of debt. The agreement, unanimously approved by boards of directors of both companies, provides that Kerr-McGee will pay $66 for each share of HS Resources' common stock. The payment consists of 70% cash and 30% Kerr-McGee common stock that will be issued at a fixed exchange ratio of .9404 share for each share of HS Resources' common stock.
     Through this transaction, Kerr-McGee will acquire proved reserves of 1.3 trillion cubic feet of natural gas equivalent, at a cost of approximately $1.10 per thousand cubic feet of proved gas equivalent, and gas gathering, undeveloped acreage and other assets valued at approximately $300 million. The acquired reserves, which are predominately natural gas located in the Denver-Julesburg Basin of northeastern Colorado, will increase Kerr-McGee's proved U.S. natural gas reserves by 77% and increase the company's reserve life for U.S. natural gas by about two years. Kerr-McGee's total proved reserves will increase by 20%.
     "The addition of these long-lived natural gas reserves, concentrated near one of the fastest growing energy markets in the U.S., creates another core operating area for our company that provides significant growth opportunities," said Luke R. Corbett, Kerr-McGee chairman and chief executive officer. "These properties also offer the potential to add more than 500 billion cubic feet from probable reserves through identified projects that have a proven track record of success. HS Resources has a focused exploration program onshore in the Gulf coast that supplements Kerr-McGee's high-potential deepwater prospect inventory. This transaction dovetails with our strategy to build a balanced portfolio of quality oil and gas assets that offers meaningful upside potential."
     After closing the transaction, Kerr-McGee's total daily production volumes are expected to increase about 15% with daily production of U.S. natural gas increasing more than 45%. Total unit lifting costs are expected to decrease about 6%. The company expects the transaction to be immediately accretive to both earnings and cash flow per share.
     "We plan to retain substantially all of HS Resources' operating personnel at their existing offices," added Corbett. "The combination of quality assets and their disciplined and successful exploration and production team further enhances the value of this transaction to Kerr-McGee."
     The transaction, which is contingent upon approval by HS Resources' shareholders and other customary closing conditions, is expected to be completed during the third quarter of this year. Following completion of the transaction, one of the co-founders of HS Resources is expected to join the Kerr-McGee board of directors.
     Corbett and Nicholas J. Sutton, HS Resources chairman and chief executive officer, will host a conference call to discuss this transaction today at 3:30 p.m. Eastern Daylight Time. Interested parties may listen to the call via Kerr-McGee's website at www.kerr-mcgee.com or by calling 212-346-7489. A replay of the call will be available for 48 hours at 800-633-8284 #18875704. The webcast will be temporarily archived on the company's website.
     Kerr-McGee is an Oklahoma City-based energy and inorganic chemical company with worldwide assets of $7.9 billion.

                                      # # #

(Statements in this news release regarding the company's or management's intentions, beliefs or expectations including future drilling activities, estimates of recoverable reserves and production, impact on operating costs, and impact on earnings and cash flow are "forward-looking statements" within the meaning of the Securities Litigation Reform Act. Future results and developments discussed in these statements may be affected by numerous factors and risks, such as the accuracy of the assumptions that underlie the statements, the actual production volumes and costs, the final allocation of purchase price, the timing and success of the oil and gas exploration, exploitation and production program, the price of oil and gas, drilling risks, uncertainties in interpreting engineering data, general economic conditions, and other factors and risks discussed in the company's SEC filings. Actual results and developments may differ materially from those expressed or implied in this news release.)

CONTACT: Debbie Schramm (Media)             Rick Buterbaugh (Financial)
         (405) 270-2877                     (405) 270-3561
01-23




                              Kerr-McGee Fact Sheet

Profile

         Kerr-McGee Corporation is a global energy and inorganic chemical company with assets of $7.9 billion. The company's core businesses are oil and gas exploration and production and the production and marketing of titanium dioxide pigment. Founded in 1929, Kerr-McGee is based in Oklahoma City and has been listed on the New York Stock Exchange since 1956 under the ticker symbol KMG.

     * Total 2000 sales of more than $4.1 billion
     * Total 2000 net income of $842 million ($8.37 per share)
     * Total 2001 capital budget in the range of $1.2 billion to $1.4 billion
     * Current annual dividend of $1.80 per share
     * Approximately 4,400 employees worldwide

       Exploration & Production

     * First quarter 2001, worldwide net production averaging 202,000 barrels of oil per day and natural gas sales averaging 512 million cubic feet per day
     * Worldwide proved reserves of 1.1 billion barrels of oil equivalent at year-end 2000
     * Total inventory of 54 million gross acres worldwide at year-end 2000
     * Kerr-McGee is the premier deepwater independent exploration and production company, with 32 million gross acres in deep waters worldwide
     * Exploration and production 2000 operating profit nearly $1.5 billion before special items
     * Sales of nearly $2.9 billion in 2000
     * Replaced 255% of the 2000 oil and gas production; 170% replaced by the drill bit
     * Kerr-McGee has production in the United States (onshore and the Gulf of Mexico), United Kingdom sector of the North Sea, Ecuador, Kazakhstan, China and Indonesia


                           12/31/00                     1Q 2001                       Gross
                            Proved     1Q 2001 Oil      Natural        1Q 2001     Undeveloped
                           Reserves     Production     Gas Sales     Production      Acreage
                           --------     ----------     ---------     ----------      -------
                            (MMBOE)      (MBO/D)       (MMCF/D)       (MBOE/D)     (thousands)

North American Onshore        203           20            163             47          1,098
Gulf of Mexico                246           56            281            103          2,073
UK North Sea                  433          109             68            120          1,865
Other International           206           17              0             17         49,122
                            -----          ---            ---            ---         ------
   Total                    1,088          202            512            287         54,158
                            =====          ===            ===            ===         ======





Impact of Acquisition of HS Resources, Inc.

     * Kerr-McGee will become the 4th largest independent headquartered in the U.S. (based on pro forma end of year 2000 reserves)
     * Adds 1.3 trillion cubic feet of gas equivalent proved reserves with an additional 800+ billion cubic feet of gas equivalent probable and possible reserves
     * Increases total reserves by 20% to more than 1.3 billion barrels of oil equivalent
     * Increases total U.S. gas reserves by 77%
     * Will increase daily production by about 15%
     * Kerr-McGee overall oil/gas ratio changes from 64%/36% to 57%/43%, with a U.S. ratio of 41%/59%.


                          HS Resources, Inc. Fact Sheet

Profile

     HS Resources, Inc. is a U.S. independent energy company engaged in the development, exploitation, exploration, production, acquisition, gathering, transportation and marketing of natural gas and oil. With more than $1 billion in assets, all of the company's activities are in the continental United States. Organized in 1978, HS Resources is headquartered in San Francisco and trades on the New York Stock Exchange under the ticker symbol HSE.

      Exploration and Production

     * Four primary operating areas: Denver-Julesburg Basin (D-J Basin) in northeast Colorado; onshore Gulf Coast in south Louisiana and southeast Texas; mid-continent region and northern Rocky Mountain region
     * Year-end 2000 proved reserves of 1.3 trillion cubic feet of gas equivalent, with approximately 80% natural gas reserves. More than 97% of total proved reserves are located in the D-J Basin.
     * Majority of production and exploration activities focused on D-J Basin, with nearly 3,000 operated wells
     * D-J Basin properties located within 600 square miles, adjacent to one of the fastest growing energy markets in the nation
     * Total of 363 employees at year-end 2000

                                            12/31/00                  Gross
                                             Proved      1Q 2001   Undeveloped
                                            Reserves   Production    Acreage
                                            --------   ----------    -------
                                             (BCFE)     (MMCFE/D)  (thousands)

         D-J Basin                            1,256         207          184
         Gulf Coast                              38          43          298
         Mid-Continent/Northern Rockies           2           0          268
                                              -----         ---          ---
         Total                                1,296         250          750
                                              =====         ===          ===